EXHIBIT 23.1



       CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-8 dated June 8, 2000 and related Prospectus pertaining to the MSC.Software Corporation 1998 Stock Option Plan, the MSC.Software Corporation 2000 Executive Cash or Stock Bonus Plan and the MSC.Software Corporation Executive Bonus Plan of our report dated February 23, 2000, with respect to the consolidated financial statements of the MSC.Software Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                             /s/ ERNST & YOUNG LLP


Los Angeles, California
June 6, 2000